CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.47

WESTERN ALLIANCE BANK

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is made and entered into effective March 6, 2020 (the “Effective Date”), by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), and AMERIHOME MORTGAGE COMPANY, LLC, a Delaware limited liability company (“Borrower”).

RECITALS

A.                                    Borrower has requested that Bank extend credit to Borrower as described in this Agreement.

B.                                    Subject to and upon the provisions, terms and conditions of this Agreement, Bank is willing to make such credit available to Borrower and has agreed to lend to Borrower the amounts herein described for the purposes set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1                               Definitions.  As used in this Agreement, all addendums, exhibits and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article One unless otherwise provided in any such other document.

“Advance” means any disbursement of an amount or amounts to be loaned by Bank to Borrower hereunder or the re-borrowing of amounts previously loaned hereunder.

“Advance Request” means, as of the date of preparation, a certificate requesting an Advance (in a form acceptable to Bank) prepared by an Authorized Officer.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock of such Person, or (c) that controls fifty percent (50%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question.  As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower.  For purposes of this Agreement, Aris Mortgage Holding Company, LLC shall be deemed to be the only Affiliate of Borrower.

“Agency” means Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

“Agreement” means this Loan Agreement, as the same may, from time to time, be amended, supplemented, or replaced.

“Approved Purposes” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Adjusted Tangible Net Worth” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Article” and “Articles” have the meanings set forth in Section 1.6.

“Authorized Officer” means the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer and any other officers legally authorized by Borrower and approved hereafter in writing by Bank.

“Bank” means Western Alliance Bank, an Arizona corporation and its participants, successors and assigns.

“Borrower” means the Person identified as such in the introductory paragraph hereof, and its successors and assigns.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Phoenix, Arizona or the State of California are authorized to be closed.  Unless otherwise provided, the term “days” means calendar days.

“Code” means the Uniform Commercial Code of the State of Arizona.

“Commitment” means the obligation of Bank to make the Revolving Loans in an aggregate principal amount at any time outstanding up to but not to exceed in the aggregate the Committed Sum in effect from time to time.

“Committed Sum” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C attached hereto, prepared by and executed by an Authorized Officer of Borrower.

“Current Financial Statements” means the financial statements of Borrower most recently submitted to Bank and dated within thirty (30) days of the Effective date.

“Debt” means with respect to any Person at any time (without duplication), (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all capital lease obligations of such Person; (e) all Debt or other obligations of others guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP, or other method of accounting acceptable to Bank, would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a capital lease obligation; (j) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (k) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends.

“Debtor Relief Laws” means Bankruptcy Code of the United States and all other applicable liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.

“Effective Date” has the meaning provided in the introductory paragraph hereof.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, reasonable and documented out-of-pocket costs, and expenses (including, without limitation, all reasonable and documented out-of-pocket fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person.

“Event of Default” has the meaning set forth in Article Nine of this Agreement.

“Existing Litigation” has the meaning set forth in Section 5.5.

“Facility Fee” has the meaning set forth in Section 6 of the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable under the circumstances and in effect as of the date in question.

“Guarantor” means any Person who from time to time guarantees all or any part of the Indebtedness. The parties agree there shall be no Guarantor under this Agreement.

“Guaranty Agreement” means a written guaranty of each Guarantor, if any, in favor of Bank, in form and substance satisfactory to Bank, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time. The parties agree there shall be no Guaranty Agreement.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Indebtedness” means all present and future indebtedness, obligations, and liabilities of Borrower to Bank, including all direct and contingent obligations arising under letters of credit, banker’s acceptances, bank guaranties and similar instruments, overdrafts, Automated Clearing House obligations, and all other financial accommodations which could be considered a liability under GAAP, or other method of accounting acceptable to Bank, and all renewals, extensions, and modifications thereof, or any part thereof, now or hereafter owed to Bank by Borrower, and all interest accruing thereon and reasonable and documented out-of-pocket costs, expenses, and reasonable and documented out-of-pocket attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligation, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the indebtedness, obligations, and liabilities evidenced, secured, or arising pursuant to (i) any of the Loan Documents and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto and (ii) any other documents or agreements between Borrower and Bank, together with all renewals and extensions thereof or any part thereof, and all present and future amendments thereto.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any city or municipality, state, commonwealth, nation, country, territory, possession, or any Tribunal.

“Leases” means those certain lease agreements between the owners of the real property on which any part of Borrower’s business is operated, as landlord, and Borrower, as tenant, pertaining to the lease of such real property.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Liquid Assets” means, at any particular time, the sum of Borrower’s cash, cash equivalents (certificates of deposit and other depository accounts established at FDIC-insured banks and all unrestricted cash on deposit with Borrower’s warehouse lenders), United States government-issued securities and other registered, unrestricted equity or debt securities which are publicly traded on a recognized United States exchange and have been approved by Bank, in its reasonable discretion and which, in all events, are held in Borrower’s name and are free and clear of all Liens (except Liens in favor of Bank).

“Litigation” means any proceeding, claim, lawsuit, and/or investigation conducted or threatened by or before any Tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any agreement, document, or instrument.

“Loan” means the Revolving Loans, collectively.

“Loan Documents” mean this Agreement, the Promissory Note, any guaranty, and any and all other agreements, documents, and instruments executed and delivered in connection with the Loan, and any future amendments thereto, or restatements thereof, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments.

“Loan Period” means the period beginning on the Effective Date and ending on the Maturity Date.

“Maturity Date” means March 6, 2021.

“Material Adverse Effect” means any set of circumstances or event which with respect to any Person (a) could reasonably be expected to have a material adverse effect upon the validity, performance, or enforceability of any Loan Document against such Person, (b) is or could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), properties, liabilities (actual or contingent), or business operations of such Person, (c) could reasonably be expected to materially impair the ability of such Person to pay the Indebtedness or to fulfill its Obligations under the Loan Documents, or (d) could reasonably be expected to cause an Event of Default.

“Maximum Rate” means the maximum non-usurious rate of interest (or, if the context so requires, an amount calculated at such rate) which Bank is allowed to contract for, charge, take, reserve, or receive in this transaction under applicable federal or state Law from time to time in effect after taking into account, to the extent required by applicable federal or state Law from time to time in effect, any and all relevant payments or charges under the Loan Documents.

“Mortgage Loan Assets” has the meaning set forth in Section 7.3.

“Net Income” shall mean, for any particular period, Borrower’s net income (after provision for taxes), as determined in accordance with GAAP.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Indebtedness and/or the Obligations or any part thereof.

“Obligations” means any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower or any Obligated Party to Bank as set forth in the Loan Documents.

“Organizational Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws, (b) in the case of a general partnership, its partnership agreement, (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement, (d) in the case of a limited liability company, its articles of organization and operating agreement or regulations, and (e) in the case of any other entity, its organizational and governance documents and agreements.

“Overadvance” shall have the meaning set forth in Section 2.4, below.

“Permitted Businesses” mean, those businesses in which Borrower was engaged as of the Effective Date, including without limitation making mortgage loans and consumer mortgage Loans (and servicing rights related thereto), and related business lines relating or incidental to the origination, buying, selling or servicing of residential mortgage loans.

“Person” means any individual, firm, corporation, limited liability company, association, partnership, joint venture, trust, other entity, or a Tribunal.

“Principal Balance” means the aggregate unpaid principal balance of the Promissory Note on any date of determination.

“Promissory Note” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Release” means, as to any Person, any release, spill, emissions, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Revolving Loan” and “Revolving Loans” have the meanings set forth in Section 2.1.

“Rights” mean any remedies, powers, and privileges exercisable by Bank under the Loan Documents, at Law, equity, or otherwise.

“Section” and “Sections” have the meanings set forth in Section 1.6.

“Subordinated Debt” means all Debt of Borrower whether now existing or hereafter incurred which is subordinate in right of payment to the Indebtedness, pursuant to a written agreement in form and content satisfactory to Bank.

“Subsection” and “Subsections” have the meanings set forth in Section 1.6.

“Subsidiary(ies)” means any entity more than fifty percent (50%) of whose ownership, equity or voting interest now or hereafter is owned directly or indirectly by Borrower or any Subsidiary or may be voted by Borrower or any Subsidiary.

“Tangible Net Worth” means, for any Person at any particular time, all amounts which, in conformity with GAAP, or other method of accounting acceptable to Bank, would be included as owner’s equity on a balance sheet of a Person.

“Taxes” means all taxes (including withholding), assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Laws or by any Tribunal, excluding state and local sales and use taxes.

“Tribunal” means any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency, or instrumentality.

“Tribunal Proceedings” has the meaning set forth in Section 5.4.

“Unpaid Judgments” has the meaning set forth in Section 5.5.

1.2                               Terms Defined in the Code.  Terms (whether or not capitalized) defined in the Code which are not otherwise defined in this Agreement are used herein as defined in the Code as in effect on the date hereof.

1.3                               Accounting Matters.  Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, or other method of accounting acceptable to Bank, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP, or other method of accounting acceptable to Bank, consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP, or other method of accounting acceptable to Bank” shall in no way be construed to limit the foregoing.

1.4                               Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents nor to affect the meaning thereof.

1.5                               Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.  Reference herein to Borrower shall mean, jointly and severally, each Person comprising same.

1.6                               Articles, Addendums, Sections and Exhibits.  All references herein to “Article,” “Articles,” “Section,” “Sections,” “Subsection,” and “Subsections” contained herein are, unless specified indicated otherwise, references to articles, sections, and subsections of this Agreement.  All references herein to an “Addendum,” “Exhibit” or “Schedule” are references to exhibits or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any addendum, exhibit or schedule attached hereto which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.  The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.

ARTICLE 2
COMMITMENT TO LEND, TERMS OF PAYMENT

2.1                               Revolving Loans.  Subject to and upon the terms and conditions of this Agreement, during the Loan Period, Bank agrees to make one or more Advances (hereinafter called, individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) to Borrower for Approved Purposes in an aggregate principal amount at any one time outstanding up to but not exceeding the Committed Sum.  Subject to Section 11 of the Promissory Note, within the limit of the Committed Sum in effect from time to time, during the Loan Period, Borrower may borrow, repay without penalty, and re-borrow at any time and from time to time from the Effective Date to the earlier of (a) the expiration of the Loan Period, or (b) the earlier termination of Bank’s Commitment hereunder in accordance with Section 10.1 (the “Commitment Termination Date”).  If, by virtue of payments made on the Promissory Note during the Loan Period, the principal amount owed on the Promissory Note during its term reaches zero at any point, Borrower agrees that all of the Loan Documents shall remain in full force and effect to secure any Advances made thereafter, and Bank shall be fully entitled to rely on all of the Loan Documents unless an appropriate release of all or any part of the Loan Documents has been executed by Bank.  The Principal Balance may not exceed the Committed Sum at any time.  On the Maturity Date, the entire unpaid principal balance, and all unpaid accrued interest thereon, shall be due and payable without demand or notice.  The Loan shall be unsecured.  Borrower may, without cause and for any reason whatsoever, terminate this Agreement by providing thirty (30) days prior written notice to Bank; provided that Borrower has paid in full all amounts then owing hereunder on or prior to such date of termination, including the Indebtedness and all other Obligations.

2.2                               Promissory Note.  The Loan shall be evidenced by, be repayable, and accrue interest in accordance with, the Promissory Note.  Subject to the terms and conditions in this Agreement, the Promissory Note, and the other Loan Documents, Borrower may borrow, repay, and re-borrow under the Promissory Note during the Loan Period.  The unpaid principal balance of the Promissory Note shall be repaid as provided therein.

2.3                               Borrowing Procedure.  Borrower shall give Bank notice of each Revolving Loan by means of a written request containing the information required by Bank and delivered (by hand or email) to Bank no later than noon (Pacific time) on the day on which Borrower desires that Bank fund the Revolving Loan.  Bank, at its option, may accept telephonic requests for such Advances, provided, however, that such acceptance shall not constitute a waiver of Bank’s right to require delivery of a written request in connection with subsequent Revolving Loans.  Any telephonic request for a Revolving Loan by Borrower shall be promptly confirmed by Borrower’s submission of a properly completed written request to Bank, but failure to deliver a written request shall not be a defense to the obligation to repay a Revolving Loan if made by Bank.  Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically, and purporting to have been sent to Bank by Borrower and Bank shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Revolving Loan shall be made available to Borrower by depositing the same, in immediately available funds, in an account or accounts of Borrower designated by Borrower maintained with Bank.

2.4                               Overadvances.  If, at any time and for any reason, the aggregate principal amount of the outstanding Revolving Loans exceeds the Committed Sum (an “Overadvance”), Borrower shall immediately pay Bank, in cash, the amount of such Overadvance.  Bank may apply such payments to the outstanding Revolving Loans or Indebtedness in such order and manner as Bank, in its sole and absolute discretion, may determine.

2.5                               Payments.  If a scheduled payment under the Promissory Note is not made in a timely manner, Bank is authorized by Borrower to debit the amount of any such payments from the general deposit account of Borrower with Bank (which for the avoidance of doubt shall not be any escrow or custodial accounts).

2.6                               Purpose of Loan.  Borrower represents that the proceeds of the Loan will be used only for Approved Purposes.

2.7                               Sale of Participations; Disclosure of Information.  Bank may, with Borrower’s consent, not to be unreasonably withheld, from time to time sell or offer to sell the Indebtedness, or interests therein, to one or more assignees or participants that are not in the same industry as Borrower and its Affiliates.  Borrower’s consent shall not be required, however, with respect to any sale of Bank or any division of Bank.  Borrower further agrees that Bank is hereby authorized to disseminate and disclose any information (whether or not confidential or proprietary in nature) Bank now has or may hereafter obtain pertaining to Borrower, the Indebtedness or the Loan Documents (including, without limitation, any credit or other information regarding Borrower, any of its principals, or any other person or entity liable, directly or indirectly, for any part of the Loan), to Persons who need to know such information and are any of: (a) any assignee or participant or any prospective assignee or prospective participant, (b) any regulatory body having jurisdiction over Bank or the Indebtedness, and (c) any other persons or entities as may be necessary or appropriate in Bank’s reasonable judgment (“Permitted Recipients”); provided, that Bank shall only disclose such information as is reasonably necessary and shall require any such Person (other than regulators having jurisdiction over Bank) to agree to adhere to the provisions relating to confidentiality contained in this Agreement with respect to any such confidential or proprietary information of Borrower.

2.8                               Order of Application.  Except as otherwise provided in the Loan Documents or otherwise agreed by Bank, all payments and prepayments of the Indebtedness, including proceeds from the exercise of any Rights under the Loan Documents, shall be applied to the Indebtedness in the following order, any instructions from Borrower to the contrary notwithstanding: (a) upon the occurrence and during the continuance of an Event of Default, to the reasonable and documented out-of-pocket expenses for which Bank shall be entitled to reimbursement under the Loan Documents, and not previously reimbursed, and then to all indemnified amounts due under the Loan Documents; (b) to fees then owed to Bank hereunder; (c) to accrued interest on the portion of the Indebtedness being paid or prepaid; (d) to the portion of the principal being paid or prepaid; (e) to the remaining accrued interest on the Indebtedness; (f) to the remaining principal; and (g) to the remaining Indebtedness.  All amounts remaining after the foregoing application of funds shall be paid to Borrower.

ARTICLE 3
[RESERVED].

ARTICLE 4
CONDITIONS PRECEDENT TO LENDING

4.1                               Initial Extension of Credit.  The obligation of Bank to make the initial Advance under the Promissory Note is subject to the condition precedent that Bank shall have received on or before the day of such Advance all of the following, each dated (as applicable and unless otherwise indicated) on or as of the Effective Date, in form and substance reasonably satisfactory to Bank:

(a)                                 Resolutions.  Certified resolutions of the directors or shareholders, as required, of Borrower and each other Obligated Party which authorize the execution, delivery, and performance by Borrower or any such Obligated Party of this Agreement and the other Loan Documents to which Borrower or any such Obligated Party is or is to be a party;

(b)                                 Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and the other Loan Documents to which Borrower or any other Obligated Party is or is to be a party on behalf of Borrower or any such Obligated Party together with specimen signatures of such Persons;

(c)                                  Organizational Documents.  Certified Organizational Documents for Borrower and each other Obligated Party as of a date acceptable to Bank;

(d)                                 Governmental Certificates.  Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower or any such Obligated Party, each dated within thirty (30) days prior to the date of the initial Advance;

(e)                                  Promissory Note.  The Promissory Note, executed by Borrower;

(f)                                   Loan Agreement.  This Agreement, executed by Borrower;

(g)                                  Insurance Matters.  Copies of insurance certificates describing all insurance policies required by the Agreement and the other Loan Documents;

(h)                                 [Reserved];

(i)                                     UCC Searches.  Results of UCC and other search reports from one or more commercial search firms acceptable to Bank, listing all of the effective financing statements and other Liens filed against Borrower in the jurisdiction in which Borrower is incorporated and any other jurisdiction Bank deems relevant;

(j)                                    Facility Fee.  Borrower shall have paid Bank that portion of the Facility Fee due on the Effective Date;  and

(k)                                 Additional Items.  All other additional items as may be reasonably required by Bank.

4.2                               Conditions for All Advances.  In addition to the conditions precedent stated elsewhere herein, Bank shall not be obligated to make any Advance unless:

(a)                                 Representations and Warranties.  The representations and warranties made in Article Five of this Agreement are true and correct in all material respects at and as of the time the Advance is to be made, and the request for an Advance shall constitute the representation and warranty by Borrower that such representations and warranties are true and correct in all material respects at such time;

(b)                                 No Event of Default.  On the date of, and upon receipt of, the Advance, no Event of Default, and no event which, with the lapse of time or notice or both, could reasonably be expected to become an Event of Default, shall have occurred and be continuing;

(c)                                  Advance Request.  Bank has received an Advance Request, as well as such other documents, opinions, certificates, agreements, instruments and evidences as Bank may reasonably request; and

(d)                                 Additional Documentation.  Bank shall have received such additional approvals, opinions, or documents as Bank may reasonably request.

Each Advance hereunder shall be deemed to be a representation and warranty by Borrower to Bank that the conditions specified in Section 4.1 and this Section 4.2 have been satisfied on and as of the date of the applicable Advance.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows as of the date hereof and as of the date of each Loan:

5.1                               Existence.  Borrower is a duly organized, validly existing, and in good standing under the laws of the State of its formation, and is duly qualified to transact business and is in good standing in all jurisdictions where the nature and extent of its business and property requires the same and where the failure to so qualify would result in a Material Adverse Effect.

5.2                               Authorization.  Borrower possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms of the Loan Documents.  The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof, the making of the Loan, and the execution, issuance, and delivery of the Loan Documents have been duly authorized and approved by all necessary entity action on the part of Borrower.  No consent or approval of any Tribunal or any other Person is required in order for Borrower to legally execute, deliver, and comply with the terms of the Loan Documents.

5.3                               Properties.  Borrower has good and marketable title to, and is the legal and equitable holder of, its assets.

5.4                               Compliance with Laws and Documents.  Borrower is not, nor will the execution, delivery, and performance of and compliance with the terms of the Loan Documents cause Borrower to be, in violation of any Laws or in default (nor has any event occurred which, with the giving of notice or lapse of time or both, could reasonably be expected to constitute such a default) under any material contract in any respect, which in either case could reasonably be expected to have a Material Adverse Effect.  During the past two (2) years, there have been no proceedings, claims, or (to Borrower’s knowledge) investigations against or involving Borrower by any Tribunal under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, or other Laws which could reasonably be expected to have a Material Adverse Effect, except as previously disclosed to Bank in writing in connection with Borrower’s application for the Loan (the “Tribunal Proceedings”).

5.5                               Litigation.  Except for Litigation in which Borrower is exclusively a plaintiff without a counterclaim, cross claim, or similar action asserted against Borrower and except as previously disclosed to Bank in writing in connection with Borrower’s application for the Loan (the “Existing Litigation”), Borrower is not involved in, nor is Borrower aware of the threat of, any Litigation which could reasonably be expected to have a Material Adverse Effect, and there are no material outstanding or unpaid judgments against Borrower that could reasonably be expected to have a Material Adverse Effect, and which are not stayed or pending appeal, except as previously disclosed to Bank in writing in connection with Borrower’s application for the Loan (the “Unpaid Judgments”).

5.6                               Taxes.  All material federal, state, foreign, and other Tax returns of Borrower required to be filed have been filed, all material federal, state, foreign, and other Taxes imposed upon Borrower which are due and payable have been paid, and to Borrower’s knowledge, no material amounts of Taxes not reflected on such returns are payable by Borrower, other than Taxes being contested in good faith by appropriate legal proceedings and before commencing such contest disclosed in writing by Borrower to Bank.

5.7                               Enforceability of Loan Documents.  All Loan Documents when duly executed and delivered by Borrower (and assuming due execution and delivery by the other parties thereto) will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their terms subject to Debtor Relief Laws and except that the availability of equitable remedies may be limited.

5.8                               Financial Statements.  All financial statements of Borrower heretofore and hereafter to be delivered to Bank have been and shall continue to be prepared in accordance with GAAP, and do and shall fairly represent the financial condition of Borrower as of the date of each such financial statement (subject to reasonable yearend adjustments for interim financial statements).  There are and shall be no material liabilities, direct or indirect, fixed or contingent, as of the date of each such financial statement which are not reflected therein or in the notes thereto.  Except for transactions directly related to, or specifically contemplated by, this Agreement and transactions heretofore disclosed in writing to Bank, there has been no material adverse change in the financial condition of Borrower as shown by the Current Financial Statements for Borrower between the date of such Current Financial Statements and the date hereof, nor has Borrower incurred any material liability, direct or indirect, fixed, or contingent, except as otherwise disclosed to Bank.  Neither Borrower nor any of its Subsidiaries has any material Debt, other contingent liabilities, liabilities for taxes, any long-term lease obligations or unusual forward or long-term commitments, or any Hedge Agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph except as disclosed to Bank in writing.

5.9                               Regulation U.  The proceeds of the Advances are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

5.10                        Subsidiaries.  Borrower has no Subsidiaries as of the date of this Agreement except those disclosed to Bank in writing, in connection with Borrower’s application for the Loan.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments relating to any equity interests of Borrower the exercise or performance of which would effect a change in Control of Borrower.  For purposes of this Section 5.10, “Control” means possession of either (a) the power to vote, or the beneficial ownership of, a majority of any class of voting ownership interests of Borrower; or (b) the power to direct or cause the direction of the management and policies of Borrower whether by contract or otherwise.

5.11                        Other Debt.  Except as previously disclosed to the Bank in writing, Borrower is not directly, indirectly, or contingently obligated with respect to any Debt as of the Effective Date.  Borrower is not in default in the payment of the principal of or interest on any Debt after consideration for applicable cure periods.

5.12                        Regulatory Acts.  Borrower is not an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor is Borrower subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System) which regulates the incurring by Borrower or Guarantor of debt, including, without limitation, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility serves.

5.13                        [Reserved].

5.14                        [Reserved].

5.15                        General.  There is no significant material fact or condition relating to the financial condition and business of Borrower which has not been disclosed in writing to Bank, and all writings heretofore or hereafter exhibited, made, or delivered to Bank by or on behalf of Borrower are and will be genuine and in all material respects what they purport and appear to be.

5.16                        Licensing.  Borrower and any sub-servicers of Borrower are duly registered as mortgage lenders and/or servicers in each state in which mortgage loans have been or are from time to time originated or serviced, as applicable, to the extent such registration is required by any applicable Laws, except where the failure to register could not reasonably be expected to result in a Material Adverse Effect.

5.17                        Solvency.  Borrower and each Subsidiary are solvent and generally able to pay their debts as they come due.

5.18                        [Reserved].

5.19                        [Reserved].

5.20                        [Reserved].

5.21                        Financial Information.  All representations and warranties set forth in the Loan Documents with respect to any financial information concerning Borrower or any Guarantor shall apply to all financial information delivered to Bank by Borrower, such Guarantor, or any Person purporting to be an Authorized Officer or other representative of Borrower or such Guarantor at the time of such transmission regardless of the method of transmission to Bank or whether or not signed by Borrower, such Guarantor or such Authorized Officer or other representative, as applicable.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of all of the Indebtedness and Obligations (other than indemnity and reimbursement obligations for which no claim has been made), Borrower covenants and agrees that:

6.1                               Reporting Requirements.  Borrower shall provide to Bank and/or cause the Guarantor to provide to Bank the financial statements and reports more particularly described in Exhibit A attached hereto.

6.2                               Insurance.  Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which Borrower and the Subsidiaries operate, provided that in any event Borrower will maintain workmen’s compensation insurance, property insurance, and comprehensive general liability insurance required by any Agency.

6.3                               Payment of Debts.  Borrower will pay or cause to be paid, prior to the date on which penalties attach thereto all of its Debt (except to the extent and so long as the payment thereof is being properly contested in good faith by appropriate proceedings and adequate reserves have been established therefor, or where such failure to so pay could not reasonably be expected to result in a Material Adverse Effect.

6.4                               Taxes.  Borrower will promptly pay or cause to be paid when due any and all material Taxes due by Borrower, including, without limitation, all material taxes, duties, fees, levies and other charges of whatsoever nature which have been or may be imposed by any government or by any department, agency, state, other political subdivision or taxing authority thereof or therein; provided that Borrower shall not be required to pay and discharge any such Taxes or charges so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrower shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes or charge before the property subject thereto shall be sold to satisfy any lien which has attached as security therefor.

6.5                               Expenses of Bank.  Borrower will reimburse Bank, for all reasonable and documented out-of-pocket costs, fees, and expenses incident to the Loan Documents or any transactions contemplated thereby through the Effective Date, including, without limitation, all recording fees, all recording taxes, and the reasonable and documented out-of-pocket fees and disbursements of outside counsel for Bank for negotiation and preparation of the Loan Documents, preparation and review of other documents, and providing of other legal service.  Borrower shall additionally reimburse Bank for all reasonable and documented out-of-pocket costs, fees and expenses arising after the Effective Date incident to the Loan Documents or the transactions contemplated thereby including without limitation for services (a) in connection with any subsequent Advance, (b) in connection with or in anticipation of an Event of Default or otherwise in the enforcement of the Loan Documents, (c) in connection with any amendment or waiver to any of the Loan Documents, (d) in connection with any request or action initiated by Borrower, or

(e) in connection with the exercise of any of Bank’s rights and remedies under this Agreement, the Promissory Note, or any of the other Loan Documents, or at law, including, without limitation, all reasonable and documented out-of-pocket consulting fees, filing fees, brokerage fees and commissions, fees incident to security interests, liens, and other title and other searches and reports, escrow fees, and outside attorney’s fees, legal expenses, court costs, auctioneer fees and expenses, all of which shall be and become a part of the Indebtedness.

6.6                               Maintenance of Entity Existence, Assets and Business; Continuance of Present Business.  Borrower will preserve and maintain its existence and all of its leases, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business except where failure to so could not reasonably expected to have a Material Adverse Effect.  Borrower will conduct its business in an orderly and efficient manner in accordance with good business practices.  Borrower will keep or cause to be kept all of Borrower’s assets which are useful and necessary in their respective businesses in good repair, working order and condition, and will make or cause to be made all necessary repairs, renewals and replacements as may be reasonably required.

6.7                               Books and Records.  Borrower will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

6.8                               Compliance with Applicable Laws and with Contracts.  Borrower will comply with the requirements of all applicable material Laws, rules, regulations and orders of any governmental authority, except where contested in good faith and by proper proceedings.  Borrower will not default or fail to comply with any agreement, contract or instrument binding on it or affecting its properties or business which default or failure to comply could reasonably be expected to result in a Material Adverse Effect.

6.9                               [Reserved].

6.10                        [Reserved].

6.11                        Information and Inspection.  Borrower shall permit an authorized representative of Bank to visit with reasonable written advance notice to Borrower, which shall be at least five (5) Business Days’ notice provided no Event of Default then exists (and which notice shall specify what documents and information Bank would like to review, if any), and examine and make copies or records of, and inspect at reasonable times any of the properties of, Borrower and to discuss the affairs, finances, and accounts of Borrower with the officers and employees of Borrower; provided that unless an Event of Default has occurred and is continuing at such time, during the term of this Agreement Borrower shall not be required to reimburse Bank for any costs, expenses or other reimbursable amounts related to any such review, inspection and other actions described in this Section 6.11 taken by or on behalf of the Bank.

6.12                        Additional Information.  Borrower will promptly furnish or cause to be furnished to Bank such other information not otherwise required herein respecting the business affairs, assets and liabilities of Borrower, Guarantor, and the Subsidiaries as Bank shall from time to time reasonably request to the extent Borrower is not prohibited from sharing due to obligations of confidentiality relating to any such information.

6.13                        [Reserved].

6.14                        Covenants Relating to Borrower’s Property and Assets:

6.14.1.           General:

(a)                                 Records and Reports; Notification of Event of Default.  Borrower will maintain complete and accurate books and records with respect to its property and other assets, and furnish to Bank such reports relating to its property and other assets as Bank shall from time to time reasonably request.

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 Defense of Title.  Borrower will take any and all actions necessary to defend title to its property and other assets against all persons.

(e)                                  [Reserved].

(f)                                   Change in Location, Jurisdiction of Organization or Name.  Borrower shall give Bank written notice prior to (i) changing its principal place of business to a location other than a location previously disclosed to Bank in writing, (ii) changing its name or taxpayer identification number, (iii) changing its mailing address, or (iv) changing its jurisdiction of organization.

(g)                                  [Reserved].

(h)                                 [Reserved].

ARTICLE 7
NEGATIVE COVENANTS

So long as Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of all of the Indebtedness and all of the Obligations (other than indemnity and reimbursement obligations for which no claim has been made), Borrower covenants and agrees that, without the prior written consent or notice as applicable, of Bank:

7.1                               [Reserved].

7.2                               [Reserved].

7.3                               Pledging or Assignment of Assets.  Except (a) in the ordinary course of Borrower’s business, including without limitation the pledging, sale or assignment of mortgage loans, mortgage loan servicing rights, mortgage and other asset backed securities, and other related assets

(collectively, “Mortgage Loan Assets”), or (b) with Lender’s written consent, which shall not be unreasonably withheld, Borrower shall not pledge, grant a security interest in or assign any existing or future rights to its assets.

7.4                               [Reserved].

7.5                               Mergers, Etc.  Borrower will not, directly or indirectly (a) become a party to a merger or consolidation, or (b) without notice to Bank, other than in the ordinary course of business, purchase or otherwise acquire all or substantially all of the assets or shares or other evidence of beneficial ownership of any Person, (c) transfer assets other than Mortgage Loan Assets to any Subsidiary, unless prior to any such transfer of assets other than Mortgage Loan Assets to a Subsidiary, such Subsidiary executes and delivers to Bank such guaranty and/or pledge agreements as may be required by Bank, or (d) wind-up, dissolve, or liquidate without the prior written consent of Bank; provided, however, that Borrower may, without the prior written consent of Bank, and provided that an Event of Default is not then existing and will not occur as a result thereof: (i) merge or consolidate with any Person if Borrower is the surviving and controlling entity, (ii) in the ordinary course of business, sell equipment that is uneconomic or obsolete in accordance with Section 7.9, and (iii) acquire for resale and sell Mortgage Loan Assets.

7.6                               [Reserved].

7.7                               [Reserved].

7.8                               Transactions with Affiliates.  Borrower will not, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business, and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.

7.9                               Disposition of Assets.  Other than in the ordinary course of business, including without limitation (i) the disposition of Mortgage Loan Assets, and (ii) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business, Borrower will not, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of all or any material portion of its assets.

7.10                        Nature of Business.  Borrower will not engage in any business other than the Permitted Businesses without providing Bank prior written notice.

7.11                        Environmental Protection.  Borrower will not, directly or indirectly, (a) use (or permit any tenant to use) any of its properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower would be responsible.

7.12                        [Reserved].

7.13                        Judgments.  Borrower will not allow any judgment rendered against it that could reasonably be determined to cause a Material Adverse Effect to Borrower to remain undischarged or unsuperseded for a period of thirty (30) days during which execution shall not be effectively stayed.

7.14                        [Reserved].

7.15                        [Reserved].

ARTICLE 8
FINANCIAL COVENANTS

Borrower covenants and agrees that, as long as any Indebtedness or Obligations or any part thereof is outstanding or Bank is under any obligation to make additional Advances under this Agreement, Borrower will, at all times, observe and perform the financial covenants set forth on Exhibit A attached hereto.

ARTICLE 9
EVENTS OF DEFAULT

The term “Event of Default” as used herein shall mean the occurrence of any one or more of the following events:

9.1                               Payment of Indebtedness.  The failure of Borrower to punctually pay the Indebtedness under the Loan Documents, or any part thereof, as the same become due in accordance with the terms of the Loan Documents, including, without limitation, the failure or refusal of Borrower to punctually pay the principal of or the interest on any Loan or the failure of Borrower to cure an Overadvance in accordance with the terms of Section 2.4, and such failure continues for more than [***] Business Days following written notice of such default by Bank to Borrower.

9.2                               Misrepresentation.  Any statement, representation, or warranty heretofore or hereafter made or deemed made by Borrower or any Obligated Party in this Agreement or any other Loan Document or in any writing, or any statement or representation made in any certificate, report, or opinion delivered to Bank pursuant to the Loan Documents, is incorrect, false, calculated to mislead, misleading, or erroneous in any material respect at the time made, and such failure continues for more than [***] days following written notice of such default by Bank to Borrower.

9.3                               Covenants.  The failure or refusal of Borrower or any Obligated Party to materially perform, observe, and comply with any covenant or agreement contained in any of the Loan Documents, and (i) with respect to any financial covenant, such failure to perform, observe or comply continues for a period of [***] days; and (ii) with respect to any other term, covenant or agreement, such failure to perform, observe or comply continues for a period of [***] days following Borrower’s receipt of written notice of such default.

9.4                               Voluntary Debtor Relief.  Borrower or any Obligated Party shall (a) execute an assignment for the benefit of creditors, (b) become or be adjudicated as bankrupt or insolvent, or (c) admit in writing its inability to, pay its debts generally as they become due, (d) apply for or consent to the appointment of a conservator, receiver, trustee, liquidator, custodian or other similar official of it or all or a substantial part of its assets, (e) file a voluntary petition, or commence any other proceeding, or other action, seeking liquidation, reorganization or dissolution, conservatorship, or seek any other arrangement with creditors or to take advantage or seek any other relief under any Debtor Relief Law now or hereafter existing, (f) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceedings, or (g) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the Rights or powers of Bank granted in any of the Loan Documents.

9.5                               Involuntary Proceedings.  Borrower or any Obligated Party shall involuntarily (a) have an order, judgment, or decree entered against it by any Tribunal pursuant to any Debtor Relief Law that could suspend or otherwise affect any of the Rights granted to Bank in any of the Loan Documents, and such order, judgment, or decree is not permanently stayed, vacated, or reversed within [***] days after the entry thereof, or (b) have a petition filed against it or any of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the Rights granted to Bank in any of the Loan Documents, and such petition is not discharged within [***] days after the filing thereof.

9.6                               Attachment.  The failure to have discharged within a period of [***] days after the commencement thereof any attachment, sequestration, or similar proceedings against any of the material assets of Borrower which could reasonably be expected to result in a Material Adverse Effect.

9.7                               Other Debt.  Borrower or any other Obligated Party shall default in the due and punctual payment of the principal of or the interest, on any Debt with a principal balance of $[***] or greater (other than the Loans made hereunder) with Bank, secured or unsecured, or in the due performance or observance of any covenant or condition of any agreement executed in connection therewith which might reasonably be determined to cause a Material Adverse Effect, and such default shall have continued beyond any period of grace or cure provided with respect thereto.

9.8                               [Reserved].

9.9                               Dissolution.  The dissolution of Borrower for any reason whatsoever.

9.10                        [Reserved].

9.11                        [Reserved].

9.12                        Defaults on Other Debt or Agreements.  Borrower or any other Obligated Party shall default in the due and punctual payment of the principal of or the interest on any Debt owing to the Bank or any Person, or shall fail to materially perform, observe or comply with any covenant, agreement or other obligation to be performed, observed or complied with by Borrower or such Obligated Party in any agreement ancillary to such Debt, subject to any grace and/or cure periods provided therein, which default or failure could reasonably be expected to result in a Material Adverse Effect.

9.13                        [Reserved].

9.14                        Material Adverse Effect.  A Material Adverse Effect has occurred.

9.15                        [Reserved.]

ARTICLE 10
CERTAIN RIGHTS AND REMEDIES OF BANK

10.1                        Rights upon Event of Default.  If any Event of Default shall occur and be continuing, Bank may upon written notice to Borrower terminate the Commitment and declare the Indebtedness or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable without notice, demand, present, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 9.4 or Section 9.5, the Commitment shall automatically terminate, and the Indebtedness shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.  Notwithstanding the foregoing, Borrower reserves the right to contest the existence of an Event of Default.  If any Event of Default shall occur and be continuing, Bank may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

10.2                        [Reserved].

10.3                        Attorney-in-Fact.  Upon the occurrence and during the continuance of an Event of Default, Bank is hereby appointed the attorney-in-fact of Borrower, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any agreements, documents or instruments that Bank may deem necessary or advisable to accomplish this Agreement’s purposes, which appointment as attorney-in-fact is coupled with an interest and irrevocable for so long as any of the Indebtedness, the Obligations (other than indemnity and reimbursement obligations for which no claim has been made) or the Commitments are outstanding.  Bank agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that Bank has not declared in writing to have been cured or waived.

10.4                        Setoff.  At any time during the continuance of an Event of Default, to the extent permitted by law, Bank shall be entitled to exercise rights of setoff or banker’s lien against the interest of Borrower in and to each and every account and other property of Borrower which are in the possession of Bank (except trust or custodial accounts) to the extent of the full amount of the Indebtedness; provided that such Indebtedness is then due.  The rights and remedies of Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

10.5                        Performance by Bank.  Upon the occurrence and during the continuance of an Event of Default hereunder, should any covenant, duty, or agreement of Borrower fail to be materially performed in accordance with the terms of the Loan Documents, Bank may, at its option and upon notice to Borrower, perform or attempt to perform such covenant, duty, or agreement on behalf of Borrower.  In such event, or if Bank reasonably expends any sum pursuant to the exercise of any Right provided herein, Borrower shall, at the request of Bank, promptly pay to Bank any such reasonable and documented out-of-pocket amount reasonably expended by Bank in such performance or attempted performance, together with interest thereon at the Maximum Rate from the date of such expenditure by Bank until paid.  Notwithstanding the foregoing, it is expressly understood that Bank does not assume any liability or responsibility for the performance of any duties of Borrower or Guarantor hereunder.

10.6                        Appointment of Receiver.  At any time an Event of Default exists, Bank shall be entitled to exercise the right to appoint or seek appointment of a receiver, custodian, or trustee of Borrower pursuant to an order by any Tribunal, and Borrower consents to such appointment and will not oppose Bank’s efforts to obtain such receiver, custodian, or trustee.

10.7                        [Reserved].

10.8                        Waivers.  The acceptance of Bank at any time and from time to time of part payment on the Indebtedness shall not be deemed to be a waiver of any Event of Default then existing.  No waiver by Bank of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default.  No waiver by Bank of any of its Rights hereunder, in the other Loan Documents, or otherwise shall be considered a waiver of any other or subsequent Right of Bank.  No delay or omission by Bank in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

10.9                        Cumulative Rights.  All Rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other Rights granted to Bank at Law or in equity, whether or not the Indebtedness or the Obligations be due and payable or performance required and whether or not Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

10.10                 INDEMNIFICATION OF BANK.  BORROWER SHALL INDEMNIFY BANK, EACH AFFILIATE OF BANK AND EACH OF ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FOR, FROM, AND AGAINST AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, AND REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET OUTSIDE ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH ARISE FROM OR RELATE TO (A) THE NEGOTIATION,

EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OR ANY OTHER OBLIGATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING, OR (F) ANY HEDGE AGREEMENT; PROVIDED, HOWEVER, THE INDEMNITIES PROVIDED IN THIS SECTION 10.10 DO NOT EXTEND TO LOSSES, LIABILITIES, CLAIMS, OR DAMAGES CAUSED BY ANY INDEMNITEE’S BAD FAITH, SOLE NEGLIGENCE OR WILLFUL MISCONDUCT.

10.11      Limitation of Liability.  Neither party hereto nor any Affiliate, officer, director, employee, attorney, or agent of such party shall have any liability with respect to, and hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Each party hereby waives, releases, and agrees not to sue the other party or any of such party’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

ARTICLE 11
MISCELLANEOUS

11.1        Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

11.2        Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender shall include each other gender where appropriate.

11.3        Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally or mailed by first-class registered or certified mail, postage prepaid, overnight delivery service, or email to any party at its address shown on the signature pages of this Agreement or at such other address as may be designated by it by notice to the other party. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.4        [Reserved].

11.5        Survival.  All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and shall continue in full force and effect so long as any part of the Indebtedness remains outstanding and, except as otherwise indicated, shall not be affected by any investigation made by any party.  Notwithstanding anything contained herein to the contrary, the covenants, agreements, undertakings, representations, and warranties made in Section 6.5 and Section 10.10 shall survive the expiration or termination of this Agreement, regardless of the means of such expiration or termination.

11.6        GOVERNING LAW; PLACE OF PERFORMANCE.  THE LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF ARIZONA, AND THE LAWS OF SUCH STATE (WITHOUT REGARD TO ITS PROVISIONS OF CHOICE OF LAWS) AND OF THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS.  THIS AGREEMENT, ALL OF THE OTHER LOAN DOCUMENTS, AND ALL OF THE OBLIGATIONS OF BORROWER UNDER ANY OF THE LOAN DOCUMENTS ARE PERFORMABLE, AND THE INDEBTEDNESS IS PAYABLE, IN MARICOPA COUNTY, ARIZONA.  VENUE OF ANY LITIGATION INVOLVING THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL BE MAINTAINED, AND EACH PARTY CONSENTS TO JURISDICTION, IN AN APPROPRIATE STATE OR FEDERAL COURT LOCATED IN MARICOPA COUNTY, ARIZONA, TO THE EXCLUSION OF ALL OTHER VENUES.

11.7        Additional Sums.  All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the Stated Interest Rate  and the Default Interest Rate (as those terms are defined in the Promissory Note, as applicable, paid or payable by Borrower under the Loan Documents (collectively, the “Additional Sums”), whether pursuant to the Promissory Note, this Agreement, any of the other Loan Documents or otherwise with respect to this lending transaction, that, under the laws of the State of Arizona, may be deemed to be interest with respect to this lending transaction, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and “contracted for rate of interest” of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.  Borrower understands and believes that this lending transaction complies with the usury laws of the State of Arizona; however, if any interest or other charges in connection with this lending transaction are ever determined to exceed the maximum amount permitted by law, then Borrower agrees that:  (a) the amount of interest or charges payable pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Borrower in connection with this lending transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder.  If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Borrower.

11.8        Invalid Provisions.  If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

11.9        Entirety and Amendments.  This Agreement, together with the other Loan Documents, embodies the entire agreement between the parties relating to the subject matter hereof, supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by Borrower and Bank and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

11.10      Multiple Counterparts.  This Agreement has been executed in a number of identical counterparts, each of which constitutes an original and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  Facsimile or email copies of signatures may be accepted as originals.

11.11      Parties Bound.  This Agreement shall be binding upon and inure to the benefit of Borrower, Bank and their respective successors and assigns; provided, however that Borrower may not, without the prior written consent of Bank, assign any of its Rights, duties, or obligations hereunder.  No term or provision of this Agreement shall inure to the benefit of any Person other than Borrower and Bank and their respective successors and assigns.

11.12      [Reserved].

11.13      Conflicts.  In the event of any conflict between the terms of this Agreement and any terms of any other Loan Documents, the terms of this Agreement shall govern.  All of the Loan Documents are by this reference incorporated into this Agreement.

11.14      WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

11.15      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or such condition exists.

11.16      USA Patriot Act.  Bank is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank to identify Borrower in accordance with the Act.

11.17      [Reserved].

11.18      Confidentiality.

(a)           Confidential Terms.  Bank and Borrower hereby acknowledge and agree that certain non-public, confidential or proprietary information may be provided before or after the date hereof by one party to any other in connection with this Agreement or the transactions contemplated hereby, whether furnished by or on behalf of Bank or Borrower or any of their representatives including without limitation: (i) knowledge or information concerning the business, operations and assets of the Bank or Borrower or their respective Affiliates, internal operating procedures; methodologies; investment strategies; hedging strategies; structuring strategies and concepts; trade secrets; sales data; vendor data and customer lists (existing and potential); financial plans, projections and reports; product strategies; and investment strategies; (ii) property owned, licensed and/or developed by or for the Bank or Borrower or their respective Affiliates, such as computer systems, programs, software and devices, plus information about the design, methodology and documentation therefor; (iii) information about or personal to the Bank or Borrower or their respective Affiliates, insureds, employees, agents and applicants (for jobs or products) of any of the foregoing, and (iv) information, materials, products or any other tangible or intangible assets in the possession or the control of the Bank or Borrower or their respective Affiliates, which is proprietary to, or confidential to or about, any other person or entity (the “Confidential Terms”).  Bank and Borrower agree that Confidential Terms shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent set forth in clause (b) below.  Confidential Terms shall not include information that (A) is or becomes part of the public domain other than as a result of an unauthorized disclosure by  Bank or Borrower, as applicable, or its Permitted Recipients (as defined below) in violation of this Agreement; (B) is already known to the Bank or Borrower, as applicable, or any of its Permitted Recipients on a non-confidential basis prior to disclosure of such information by either party; (C) is subsequently received by the Bank or Borrower, as applicable, or its Permitted Recipients from a third party who is not known by Bank or Borrower, as applicable, or its Permitted Recipients’ to be under an obligation of confidentiality; or (D) is independently developed by Bank or Borrower, as applicable without use of Confidential Terms of the other.

(b)           Permitted Disclosures.  Notwithstanding clause (a) above, Bank and Borrower, as applicable, shall be permitted to disclose, on a confidential basis, Confidential Terms (i) in working with its Affiliates, legal counsel, actuaries, auditors, professional advisors, directors, officers, employees, rating agencies, participants, successors or assigns (“Permitted Recipients”); (ii) to any taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws; (iii) subject to an agreement containing provisions substantially the same as this section, to any actual or prospective successor (or its advisors); or (iv) in the event of an Event of Default, Bank determines such information to be necessary or desirable to disclose in connection with the exercise Bank’s rights hereunder.

(c)           Involuntary Disclosures.  If the Bank or Borrower shall at any time be involved in any litigation, arbitration, administrative, legal, regulatory or other proceeding or if Bank or Borrower and/or its respective Permitted Recipients is otherwise required by law, regulation or other legal process, in each case, in which such party and/or its Permitted Recipient, on the advice of its own legal counsel, may be or becomes required to disclose any Confidential Terms in violation of this Section of this Agreement (a “Legal Proceeding”), whether in discovery or otherwise, including by any oral question, subpoena, interrogatory, deposition, request for documents or information, order, writ, rule, regulatory, or other legal process, such party and/or its Permitted Recipients shall, if such party and/or its Permitted Recipients may lawfully do so, promptly notify the other party of the receipt of such Legal Proceeding whereupon such other party may seek an appropriate protective order or other relief at such other party’s own expense.  Bank or Borrower and its respective Permitted Recipients, as applicable, shall reasonably cooperate with the other party, at such other party’s reasonable expense, if it seeks to obtain a protective order or other remedy or reasonable assurance that confidential treatment will be afforded the Confidential Terms in the Legal Proceeding.  Notwithstanding the foregoing, no notice or other action by Bank or Borrower, as applicable, or any of their respective Permitted Recipients shall be required where disclosure of Confidential Terms is made in connection with a routine request, audit or examination by a bank examiner, auditor, regulatory authority or supervisory authority.

(d)           Treatment of Confidential Terms.  Bank understands that the Confidential Terms  may contain information that is subject to, and accordingly Bank represents and warrants to Borrower that Bank and its Affiliates are subject to internal policies and processes that require Bank and its Permitted Recipients to receive, maintain, store and dispose of such Confidential Terms  in compliance with, any and all applicable federal, state and local laws, rules, regulations and ordinances governing or relating to privacy rights in connection with its performance under this Agreement including, without limitation, the Gramm Leach Bliley Act, as amended (the “GLB Act”).  Such policies and procedures include the implementation of such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of any “nonpublic personal information” that is disclosed to Bank in any manner or for any purpose and that pertains to any “customers” or “consumers” (as all such terms are defined in the GLB Act) of Borrower, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information.  Bank further understands that Borrower is relying on Bank’s representation and warranty in disclosing the Confidential Terms.  Upon written request from Borrower, Bank will provide written confirmation of the continued accuracy of this representation and warranty, it being understood that disclosure of information pertaining to specific policies or processes may require a confidentiality undertaking from Borrower.

(e)           Required Tax Disclosures.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the transactions, any fact relevant to understanding the federal, state and local tax treatment of the transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Borrower may not disclose the name of or identifying information with respect to Bank, its Affiliates or any other indemnified party, or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the transactions and is not relevant to understanding the federal, state and local tax treatment of the transactions, without the prior written consent of Bank.  The provisions set forth in this Section shall survive the termination of this Agreement.

[Signature Page Follows]

EXECUTED to be effective as of the date first written above.

BANK:

WESTERN ALLIANCE BANK,
an Arizona corporation

By:
Name:	Josh Ormiston
Title:	Vice President

Address for Notices:

Western Alliance Bank
2701 East Camelback Rd., Ste. 110
Phoenix, Arizona 85016
Attention:	Josh Ormiston
E-mail:	jormiston@WesternAllianceBank.com

With copies to:

Western Alliance Bank
2701 East Camelback Rd. Ste. 110
Phoenix, Arizona, 85016
Attention: Elizabeth Mix
E-mail: emix@WesternAllianceBank.com

[Signature Page to Loan Agreement]

EXECUTED to be effective as of the date first written above.

BORROWER:

AMERIHOME MORTGAGE COMPANY, LLC,
a Delaware limited liability company

By:
Name:
Title:

Address of Borrower:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, CA 91362

With a copy to:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, CA 91362

And to:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, CA 91362
Attention: Legal Department
email: legal@amerihome.com

[Signature Page to Loan Agreement]

EXHIBIT A

(TO LOAN AGREEMENT)

ADDITIONAL LOAN TERMS AND COVENANTS ADDENDUM

This ADDITIONAL LOAN TERMS AND COVENANTS ADDENDUM (this “Addendum”) is effective March 6, 2020 (the “Effective Date”), and is entered into by AmeriHome Mortgage Company, LLC, a Delaware limited liability company (“Borrower”) and Western Alliance Bank, an Arizona corporation (“Bank”) concurrently with, and as a condition to the effectiveness of, that certain Loan Agreement (as amended and modified from time to time, the “Loan Agreement”) dated the Effective Date, executed by Bank and Borrower.  Accordingly, Bank and Borrower agree as follows:

1.                                      Additional Definitions.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.  In addition, the following terms shall have the following definitions, and if a term is defined in the Agreement and in this Addendum, the definition set forth in this Addendum shall govern and control for purposes of this Addendum:

“Adjusted Tangible Net Worth” means the Tangible Net Worth of such Person plus (a) the MSR Value at such date; minus: (b) (i) the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation: goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized servicing rights; organizational expenses; deferred expenses; (ii) receivables from equity owners, Affiliates or employees; (iii) any other assets deemed intangible by Bank; in all cases, calculated on a consolidated basis and determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to herein.

“Approved Purposes” means working capital in ordinary course of Borrower’s business operations.

“Committed Sum” means Ten Million and No/100 Dollars ($10,000,000.00).

“Debt Service Coverage Ratio” means, [***].

“MSR Value” means, as of any date of determination, the lesser of (a) Borrower’s capitalized servicing rights at such time, and (b) as applicable, and with respect to the same servicing rights (i) the value set forth in a servicing appraisal, at such time, with respect to those mortgage loans then included in Borrower’s capitalized servicing rights, or (ii) if the applicable servicing appraisal has not been timely delivered to Bank, such amount as Bank shall determine in its reasonable discretion, using such means of valuation as it reasonably deems appropriate under the circumstances.

“Pre-Tax Profitability” means Borrower’s pre-tax Net Income.

“Promissory Note” means the promissory note, dated as of the Effective Date, in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00), executed by Borrower and payable to the order of Bank, in form and substance satisfactory to Bank, and all amendments, extensions, renewals, replacements, increases, and modifications thereof.

“Restricted Cash” means any amount of cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.

Exhibit A-1

3.                                      Financial Covenants.  Borrower covenants and agrees that, as long as the Agreement remains in effect, Borrower will, on a quarterly basis, observe, perform and comply with each of the following covenant(s):

(a)                                 Maintenance of Adjusted Tangible Net Worth.  Borrower shall maintain an Adjusted Tangible Net Worth as of the end of each fiscal quarter of not less than[***], commencing on March 31, 2020.

(b)                                 Maintenance of Ratio of Debt to Adjusted Tangible Net Worth.  Borrower shall maintain the ratio of total Debt minus Subordinated Debt to Adjusted Tangible Net Worth plus Subordinated Debt as of the end of each fiscal quarter of no greater than[***], commencing on March 31, 2020.

(c)                                  Maintenance of Liquidity.  Borrower shall ensure that as of the end of each fiscal quarter it has cash and Liquid Assets (excluding Restricted Cash or cash pledged to Persons other than Bank) in an amount not less than[***], commencing on March 31, 2020.

(d)                                 Minimum Pre-Tax Profitability.  Borrower shall not permit Borrower’s Pre-Tax Profitability to be less than $1.00 for any fiscal calendar quarter, commencing on March 31, 2020.

(e)                                  Debt Service Coverage Ratio.  Borrower shall maintain a Debt Service Coverage Ratio as of the end of each fiscal quarter of at least [***], commencing on [***].

(f)                                   Out of Debt Period.  Borrower covenants and agrees that the Loan is intended by Borrower and provided by Bank with the understanding that it is to be utilized to finance the short-term business needs of Borrower and is not intended as a long-term loan.  Borrower therefore agrees that during the Loan Period and any renewals or extensions thereof, Borrower will maintain an outstanding balance of not greater than [***] for at least [***] consecutive days during the Loan Period.

4.                                      Non-Financial Covenants.  Borrower covenants and agrees that, as long as the Agreement remains in effect, Borrower will, at all times, observe, perform and comply with each of the following covenant(s):

(a)                                 [Reserved];

(b)                                 Financial Statements and Compliance Certificate; Financial Reporting.  Borrower shall maintain a system of accounting established and administered in accordance with GAAP, and furnish, or cause to be furnished, to Bank:

(i)                                     Within one hundred twenty (120) days after the close of each fiscal year, audited financial statements, including a statement of income and changes in shareholders’ equity of Borrower for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of a certified public accountant acceptable to Bank as to said financial statements, and certified by such Borrower that said financial statement fairly presents the financial condition of such Borrower as of such date;

(ii)                                  Within forty five (45) days after the end of each calendar quarter, including the last quarter of Borrower’s fiscal year, the unaudited balance sheets of Borrower as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Borrower for such period and the portion of the fiscal year through the end of such period, subject, however, to year-end adjustments;

(iii)                               Concurrently with the delivery of the financial statements required above, submit to Bank: (1) a Compliance Certificate as of the end of such period; and (2) a certificate of an Authorized Officer of Borrower (i) stating that to the best of such Person’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article Eight and this Addendum.  Such Compliance Certificate shall be in the form of Exhibit B to the Agreement or in such other form as Bank may reasonably require; and

(iv)                              [Reserved];

(v)                                 [Reserved];

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  Restricted Payments.  Provided no Event of Default has occurred and is continuing, and such payment or distribution will not result in an Event of Default, Borrower may , directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or undertake any new obligation (contingent or otherwise) to do any of the foregoing.

(f)                                   Change in Management or Subservicer.  Borrower shall not permit any change in the senior executive management of Borrower or subservicer of Borrower without promptly providing Bank notice of such a change.

(g)                                  Change in Ownership or Control.  Borrower shall not permit any change in the ownership or control of Borrower, or permit the sale, transfer or conveyance of more than fifty percent (50%) of the shares or other equity interests in Borrower without promptly providing Bank notice of such a change.

5.                                      [Reserved].

6.                                      Facility Fee.  Borrower shall pay Bank a facility fee (the “Facility Fee”) in an amount equal to [***] of the Committed Sum, which Facility Fee is fully-earned and payable on the Effective Date.

7.                                      Miscellaneous.  This Addendum is made a part of and is incorporated into the Agreement.  Except as hereby modified or supplemented, the Agreement shall remain in full force and effect.  The liability of all Persons obligated in any manner under this Addendum shall be joint and several.  If more than one Person shall execute this Addendum as “Borrower,” then the term “Borrower” as used herein shall refer both to each such Person individually and to all such Persons collectively.

[Signature Page Follows]

EXECUTED by Borrower to be effective as of the Effective Date.

BANK:

WESTERN ALLIANCE BANK,
an Arizona corporation

By:
Name:	Josh Ormiston
Title:	Vice President

BORROWER:

AMERIHOME MORTGAGE COMPANY, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT B

COMPLIANCE CERTIFICATE

Exhibit B-1